Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Agreement and Plan of Merger, dated July 29, 2016 (this “Amendment No. 2”), is entered into among Mines Management, Inc., an Idaho corporation (the “Company”), Hecla Mining Company, a Delaware corporation (“Parent”), and HL Idaho Corp., an Idaho corporation  (“Merger Sub”, and together with the Company and Parent, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated May 23, 2016 (the “Merger Agreement”);

WHEREAS, the Parties have entered into that certain Amendment No. 1 to Agreement and Plan of Merger, dated June 29, 2016 (“Amendment No. 1”), to clarify the definition of Shareholder Approval set forth in the Merger Agreement, clarify the courts under which injunctive relief may be sought and clarify the intended tax treatment of the Merger, on the terms and subject to the conditions set forth therein;

WHEREAS, the Parties desire to further amend the Merger Agreement in order to extend the Termination Date, on the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to Section 8.6 of the Merger Agreement, the Merger Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors and an instrument in writing signed by the Parties.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Definitions. Capitalized terms used and not defined in this Amendment No. 2 have the respective meanings assigned to them in the Merger Agreement.

2.                                      Amendment to the Merger Agreement. As of the date hereof, Section 8.1(ii)(a) of the Merger Agreement is hereby amended by deleting “August 15, 2016” and replacing it with “September 30, 2016.”

3.                                      Limited Effect. Except as expressly provided in this Amendment No. 2, all of the terms and provisions of the Merger Agreement, as amended by Amendment No. 1, are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendment contained herein will not be construed as an amendment to or waiver of any other provision of the Merger Agreement, as amended by Amendment No. 1, or of any other Transaction Document (as defined below) or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the date hereof, each reference in the Merger Agreement, as amended by Amendment No. 1, to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import will mean and be a reference to the Merger Agreement as amended by Amendment No. 1 and this Amendment No. 2.

4.                                      Representations and Warranties. Each Party hereby represents and warrants to the other Parties that:

(a)                                 It has the full right, corporate power and authority to enter into this Amendment No. 2 and to perform its obligations hereunder and under the Merger Agreement as amended by Amendment No. 1 and this Amendment No. 2.

(b)                                 This Amendment No. 2 has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Parties hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any Enforceability Limitations.

5.                                      Miscellaneous.

(a)                                 This Amendment No. 2, and all claims and causes of action arising out of, based upon, or related to this Amendment No. 2 or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware, except and only to the extent that the IBCA and IMETA mandatorily apply.

(b)                                 This Amendment No. 2 is for the sole benefit of the Parties and their permitted assigns and respective successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Amendment No. 2.

(c)                                  The headings contained in this Amendment No. 2 are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment No. 2.

(d)                                 This Amendment No. 2 may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Parties.

(e)                                  This Amendment No. 2, together with the Merger Agreement (as amended by Amendment No. 1 and this Amendment No. 2), the Exhibits and Company Disclosure Schedule to the Merger Agreement, the other instruments delivered pursuant to the Merger Agreement and the Confidentiality Agreement (collectively, the “Transaction Documents”), constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

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(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 as of the date first written above.

MINES MANAGEMENT, INC.

By:	/s/ Glenn M. Dobbs
Name:	Glenn M. Dobbs
Title:	Chief Executive Officer

HECLA MINING COMPANY

By:	/s/ David C. Sienko
Name:	David C. Sienko
Title:	Vice President & General Counsel

HL IDAHO CORP.

By:	/s/ Robert D. Brown
Name:	Robert D. Brown
Title:	Vice President